Paratek Awarded BARDA Project BioShield Contract for NUZYRA®

-	Total award valued at up to $285 million

-	Paratek to host a conference call today, December 18, 2019 at 5:30 p.m. EDT

BOSTON, December 18, 2019 – Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics, announced today that the Department of Health and Human Services (HHS), Office of the Assistant Secretary for Preparedness and Response (ASPR), and Biomedical Advanced Research and Development Authority (BARDA) has awarded the Company a 5-year contract, with an option to extend to 10-years, to support the development of Paratek’s NUZYRA® (omadacycline) for the treatment of pulmonary anthrax, FDA post-marketing requirements (PMR) associated with the initial NUZYRA approval, and the option to procure up to 10,000 treatment courses of NUZYRA for the Strategic National Stockpile (SNS) for use against potential biothreats.

BARDA’s Project BioShield program was created to accelerate the research, development, purchase, and availability of effective medical products against chemical, biological, radiological, or nuclear agents. Project BioShield provides the government with the authority and funding to develop, acquire, stockpile, and distribute the medical products needed to protect the United States against biothreats.

“BARDA is encouraged by the opportunity to partner with Paratek Pharmaceuticals to further develop this critical antibiotic that will help us to combat antimicrobial resistance and treat anthrax infections,” said Dr. Rick Bright, BARDA Director and Deputy Assistant Secretary for Preparedness and Response.  “This award is an important step in BARDA’s efforts to enhance our national health security preparedness.”

Under the terms of the agreement, BARDA will award initial funding of approximately $59 million for the development of NUZYRA for the treatment of pulmonary anthrax and the purchase of an initial 2,500 treatment courses of NUZYRA to add to the current SNS.  The contract provides for potential additional time-based funding including: approximately $77 million for existing FDA PMR commitments scheduled to begin in April 2020 and approximately $20 million for manufacturing-related requirements scheduled to begin in June 2020.  The remaining staged, milestone-based funding includes the potential for approximately $13 million to support the development of NUZYRA for the prophylaxis of anthrax and a maximum of approximately $115 million to provide for three additional purchases of NUZYRA for the SNS, each of which will be triggered upon development milestones related to the anthrax treatment development program.

NUZYRA is a broad spectrum, once-daily oral and intravenous (IV) modernized tetracycline that was approved in October 2018 to treat community-acquired pneumonia and skin infections.

“We would like to thank BARDA, ASPR, and HHS for their commitment to this innovative and long-term private-public partnership recognizing Paratek’s commitment to studying NUZYRA in the treatment and prophylaxis of anthrax.   Through Project BioShield, BARDA has identified and validated the important role that Paratek and NUZYRA will play in helping to enhance the biodefense preparedness of our country, saving lives and protecting Americans,” said Evan Loh, M.D., CEO of Paratek. “Paratek has been studying the potential utility of antibiotics against bioterrorism threats for over a decade.  Through these activities, we have generated promising in vitro and in vivo animal data with NUZYRA against select biothreat pathogens.  For these reasons, we believe that NUZYRA is well-positioned to help address potential public health emergencies at a time when antibiotic resistance is a growing global threat.”

BARDA is part of the Health and Human Services Office of the Assistant Secretary for Preparedness and Response and is charged with preparing the nation for public health emergencies by directly supporting the development of new antibacterial products. This project has been funded in whole or in part with Federal funds from the Office of the Assistant Secretary for Preparedness and Response, Biomedical Advanced Research and Development Authority, under Contract No. 75A50120C00001.

Conference Call and Webcast

Paratek’s conference call for the BARDA Project BioShield Contract will be broadcast today, December 18, 2019 at 5:30 p.m. EDT. The webcast can be accessed under "Events and Presentations" in the Investor Relations section of Paratek’s website at www.ParatekPharma.com.

Domestic investors wishing to participate in the call should dial: 877-407-0792 and international investors should dial: 201-689-8263. The conference ID is 13697620. Investors can also access the call at http://public.viavid.com/index.php?id=137408.

About NUZYRA

NUZYRA (omadacycline) is a novel antibiotic with both once-daily intravenous (IV) and oral formulations for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). A modernized tetracycline, NUZYRA is specifically designed to overcome tetracycline resistance and exhibits activity across a spectrum of bacteria, including Gram-positive, Gram-negative, atypicals, and other drug-resistant strains.

Indications and Usage

NUZYRA is a tetracycline class antibacterial indicated for the treatment of adult patients with the following infections caused by susceptible microorganisms:

Community-Acquired Bacterial Pneumonia (CABP) caused by the following: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Haemophilus parainfluenzae, Klebsiella pneumoniae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

Acute Bacterial Skin and Skin Structure Infections (ABSSSI) caused by the following: Staphylococcus aureus (methicillin-susceptible and -resistant isolates), Staphylococcus lugdunensis, Streptococcus pyogenes, Streptococcus anginosus grp. (includes S. anginosus, S. intermedius, and S. constellatus), Enterococcus faecalis, Enterobacter cloacae, and Klebsiella pneumoniae.

Usage

To reduce the development of drug-resistant bacteria and maintain the effectiveness of NUZYRA and other antibacterial drugs, NUZYRA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

Important Safety Information

Contraindications

NUZYRA is contraindicated in patients with known hypersensitivity to omadacycline or tetracycline class antibacterial drugs, or to any of the excipients.

Warnings and Precautions

Mortality imbalance was observed in the CABP clinical trial with eight deaths (2%) occurring in patients treated with NUZYRA compared to four deaths (1%) in patients treated with moxifloxacin.  The cause of the mortality imbalance has not been established. All deaths, in both treatment arms, occurred in patients > 65 years of age; most patients had multiple comorbidities.  The causes of death varied and included worsening and/or complications of infection and underlying conditions. Closely monitor clinical response to therapy in CABP patients, particularly in those at higher risk for mortality.

The use of NUZYRA during tooth development (last half of pregnancy, infancy and childhood to the age of 8 years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of NUZYRA during the second and third trimester of pregnancy, infancy and childhood up to the age of 8 years may cause reversible inhibition of bone growth.

Hypersensitivity reactions have been reported with NUZYRA. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with other tetracycline-class antibacterial drugs.  NUZYRA is structurally similar to other tetracycline-class antibacterial drugs and is contraindicated in patients with known hypersensitivity to tetracycline-class antibacterial drugs. Discontinue NUZYRA if an allergic reaction occurs.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

NUZYRA is structurally similar to tetracycline-class of antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased BUN, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with NUZYRA. Discontinue NUZYRA if any of these adverse reactions are suspected.

Prescribing NUZYRA in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug-resistant bacteria.

Adverse Reactions

The most common adverse reactions (incidence ≥2%) are nausea, vomiting, infusion site reactions, alanine aminotransferase increased, aspartate aminotransferase increased, gamma-glutamyl transferase increased, hypertension, headache, diarrhea, insomnia, and constipation.

Drug Interactions

Patients who are on anticoagulant therapy may require downward adjustment of their anticoagulant dosage while taking NUZYRA.

Absorption of tetracyclines, including NUZYRA is impaired by antacids containing aluminum, calcium, or magnesium, bismuth subsalicylate and iron containing preparations.

Use in Specific Populations

Lactation: Breastfeeding is not recommended during treatment with NUZYRA.

To report SUSPECTED ADVERSE REACTIONS, contact Paratek Pharmaceuticals, Inc. at 1-833-727-2835 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full Prescribing Information for NUZYRA at www.NUZYRA.com.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics. The company’s lead commercial product, NUZYRA® (omadacycline), which has launched and is available in the U.S., is a once-daily oral and intravenous antibiotic for the treatment of adults with community-acquired bacterial pneumonia and acute bacterial skin and skin structure infections.

Paratek has entered into a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

SEYSARA® (sarecycline) is an FDA-approved product with respect to which we have exclusively licensed certain rights in the United States to Almirall, LLC, or Almirall. SEYSARA is currently being marketed by Almirall in the U.S. as a new once-daily oral therapy for the treatment of moderate to severe acne vulgaris. Paratek retains development and commercialization rights with respect to sarecycline in the rest of the world.

Recognizing the serious threat of bacterial infections, Paratek is dedicated to providing solutions that enable positive outcomes and lead to better patient stories.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to the Company’s award and agreement with the Department of Health and Human Services (HHS), Office of the Assistant Secretary for Preparedness and Response (ASPR), Biomedical Advanced Research and Development Authority (BARDA), our future anticipated funding and activities and commitments under the award, the study of NUZYRA in new indications, our overall strategy, products, prospects and potential. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "expect," "look forward," "anticipate," "continue," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the new indications, plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

PARATEK® and the Hexagon Logo are registered trademarks of Paratek Pharmaceuticals, Inc. NUZYRA® and its design logo are registered trademarks of Paratek Pharmaceuticals, Inc.

CONTACT:

Investor and Media Relations:
Ben Strain
617-807-6688
ir@ParatekPharma.com